CHYRON REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2013

MELVILLE, N.Y., May 9, 2013 -- Chyron Corporation (NASDAQ: CHYR), a leading provider of Graphics as a Service for on-air and digital video applications, today announced its financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Financial Highlights include:

•	1Q2013 total revenues increased 2% to $8.01 million compared to $7.88 million in 1Q2012;
•	Product revenues in 1Q2013 increased 3% to $5.97 million compared to $5.80 million in 1Q2012;
•	Services revenues in 1Q2013 decreased 2% to $2.04 million compared to $2.08 million in 1Q2012;
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Operating expenses in 1Q2013 decreased 1% to $6.53 million compared to $6.62 million in 1Q2012.  Included in 1Q2013 operating expenses were $0.69 million in transaction costs related to the planned acquisition of Hego AB, expected to close later this month.  Excluding these costs, operating expenses would have decreased 12% to $5.84 million compared to 1Q2012;

•
Operating loss in 1Q2013 decreased 25% to $(0.81) million compared to operating loss of $(1.07) million in 1Q2012.  Excluding the Hego transaction costs, operating loss would have decreased 89% to $(0.11) million compared to 1Q2012;

•
Net loss in 1Q2013 decreased 4% to $(0.92) million compared to net loss of $(0.95) million in 1Q2012.  Excluding the Hego transaction costs, net loss would have decreased 76% to $(0.22) million compared to 1Q2012.

Michael Wellesley-Wesley, Chyron CEO, said, “We expect to close our acquisition of Hego AB on May 22, 2013. Hego is well managed, profitable and fast growing, and some of the public company costs that have hitherto been borne entirely by Chyron alone will now be allocated across the larger combined entity. In early April, we presented at the annual NAB Tradeshow for the first time introducing the ChyronHego brand and we experienced strong interest in our combined News and Sports product range. I expect to see this interest translate into revenue in the second half of 2013. Our reported first quarter performance shows a small year over year revenue increase and a small improvement in operating expense. However, if we strip out Hego related transaction costs a different picture begins to emerge. Excluding Hego transaction costs Chyron’s operating loss would have decreased 89% year over year. On May 2, 2013, we announced that we had reduced the workforce by a further 20 people for incremental annual operating expense savings of $3 million; this will result in a different and improved financial model.”

First Quarter 2013 Financial Results

Total revenues for the first quarter of 2013 increased 2% to $8.01 million compared to $7.88 million in the first quarter of 2012.

Product revenues for the first quarter increased 3% to $5.97 million compared to $5.80 million in the comparable 2012 quarter.  First quarter 2013 service revenues, which include revenues from the Company’s Axis cloud-based graphics service as well as systems hardware and software maintenance agreements, systems commissioning, training and creative services, decreased 2% to $2.04 million compared to $2.08 million in the comparable quarter of 2012.

Gross profit margin for the first quarter of 2013 increased to 71% compared to 70% in last year’s first quarter.

Operating expenses for the first quarter were $6.53 million compared to $6.62 million for the first quarter of 2012, representing a 1% decrease.  Included in first quarter of 2013 operating expenses were $0.69 million of transaction costs related to the acquisition of Hego AB which is planned for later this month.  Excluding these transaction costs, operating expenses for the first quarter of 2013 were $5.84 million, representing a 12% decrease from operating expenses for last year’s first quarter.  First quarter of 2013 operating expenses were lower than last year’s operating expenses in both research and development and sales and marketing, and general and administrative expenses were essentially flat when Hego transaction costs are excluded.

Operating loss for the first quarter of 2013 was $(0.81) million as compared to an operating loss of $(1.07) million in the first quarter of 2012.  Excluding Hego transaction costs, operating loss would have been $(0.11) million, or 89% less than last year’s first quarter operating loss.

Net loss in the first quarter was $(0.92) million compared to net loss of $(0.95) million in the comparable quarter of 2012.  Excluding the Hego transaction costs, net loss for the first quarter of 2013 would have decreased 76% to $(0.22) million compared to last year’s first quarter.

Conference Call and Webcast: First Quarter 2013 Financial Results:

Chyron Corporation management will host a conference call on Thursday, May 9, 2013, at 10:00 AM eastern time, to review the first quarter 2013 results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International), and enter conference code 64448349. Web participants are encouraged to go to http://investor.chyron.com or www.earnings.com. A replay will be available shortly after the call on http://investor.chyron.com, click on Events & Presentations.

About Chyron

Chyron (NASDAQ: CHYR) is a leading provider of Graphics as a Service for on-air and digital video applications including newsrooms, studios, sports broadcasting facilities, and corporate video environments. An Emmy® Award-winning company whose products have defined the world of digital and broadcast graphics, Chyron’s graphics solutions include the Axis World Graphics online content creation software and order management system, on-air graphics systems, clip servers, channel branding, and graphics asset management solutions, all of which may be incorporated into the Company’s BlueNet™ end-to-end graphics workflow. More information about Chyron products and services is available on the Company websites: www.chyron.com and www.axisgraphics.tv. The Company’s investor relations information is at www.chyron.com, click on Investors.

Special Note Regarding Forward-looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to:  (i) our expectation that with lower operating expenses in the first quarter of 2013 as compared to the first quarter of 2012, and an estimated further reduction of $3 million annually in operating expenses as a result of the reduction in workforce on May 2, 2013, a different and improving financial model will emerge, (ii) our expectation that the acquisition of Hego AB later this month will take place as planned, and , (iii) our expectation that as a result of the new ChyronHego combined News and Sports product range to be offered by ChyronHego, our revenues will increase in the second half of 2013. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to integrate the operations of Chyron and Hego successfully and in a timely manner; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our Axis online graphics creation solution or to develop other new products and services; our ability to generate sales and profits from our Axis online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NASDAQ requirements could result in NASDAQ delisting our common stock; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

- Financial Tables on Following Pages -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012

Net revenues	$8,017	$7,877
Gross profit	5,722	5,542
Operating expenses:
Selling, general and administrative	4,751	4,685
Research and development	1,780	1,931
Total operating expenses	6,531	6,616
Operating (loss)	(809)	(1,074)
Interest and other income (expense), net	(97)	2
(Loss) before taxes	(906)	(1,072)
Income tax benefit (expense), net	(11)	121
Net (loss)	$(917)	$(951)

Net (loss) per common share -
Basic	$(0.05)	$(0.06)
Diluted	$(0.05)	$(0.06)
Weighted average number of common and
common equivalent shares outstanding:
Basic	17,362	16,807
Diluted	17,362	16,807

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	March 31,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$2,309	$2,483
Accounts receivable, net	5,611	5,630
Inventories, net	2,097	2,285
Other current assets	754	626
Total current assets	10,771	11,024
Goodwill and intangible assets, net	2,601	2,625
Other non-current assets	1,371	1,466
Total assets	$14,743	$15,115

Liabilities and shareholders' equity:
Current liabilities	$7,638	$7,315
Non-current liabilities	5,763	5,819
Total liabilities	13,401	13,134

Shareholders' equity	1,342	_1,981
Total liabilities and shareholders' equity	$14,743	$15,115

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Contact:
Chyron Investor Relations
Tel: (631) 845-2000, press 7
Email: IRelations@chyron.com

Source:  Chyron

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